EXHIBIT 99.1

Contact: David Ruckert or Bob Connors, CFO, 510-490-0717

FIBERSTARS REPORTS 2nd QUARTER RESULTS

FREMONT, Calif., July 21, 2004—Fiberstars, Inc. (Nasdaq: FBST) today announced results for the second quarter of 2004.

Second quarter net profit was $411,000 ($0.05 per diluted share), vs. a profit of $85,000 ($0.02 per diluted share) in the same period a year ago. Revenue in the second quarter of 2004 was $8,550,000, 13% over revenue of $7,574,000 in the second quarter a year ago.

For the first six months of 2004, the Company had a net loss of $353,000 ($0.05 per diluted share) vs. a loss of $537,000 ($0.10 per diluted share) during the first six months of 2003. Revenue in the first half of 2004 was $14,557,000, an increase of 8% over $13,453,000 in the first half of 2003.

“The Company’s had a solid second quarter in its core businesses, and made progress in the introduction of its new energy saving fiber optic lighting system, Fiberstars EFO®,” said David Ruckert, President and CEO of Fiberstars.

“The second quarter is the “in season” quarter for our swimming pool and spa business, and sales in this segment were up 19% over the second quarter of 2003. Sales increased primarily due to the success of the Company’s new line of fiber optic lighted water features, which synchronize color changing with our pool lights. Commercial lighting sales increased 5% over the second quarter of 2003, with sales to retail stores especially strong.”

Mr. Ruckert also stated, “The Company has made good progress at its manufacturing locations in Mexico and India. Margin in the second quarter improved partly because of production from these facilities, and the quality of product from both locations has been excellent.”

Both a large multiplex theater chain and a leading grocery chain expanded their use of EFO in the quarter, and Fiberstars anticipates more locations implementing EFO from these customers in the second half of this year. Giant Eagle, a supermarket chain headquartered in Pittsburgh, announced in the trade press that EFO had been approved for lighting their wine cooler sections. Fiberstars continues to work with a number of other accounts on EFO.

In the quarter, the Company announced that it received two SBIR awards from the Department of Energy to improve performance of EFO, and an additional $1 million from DARPA for development of a version of the HEDLight program fiber optic lighting system using LED technology as the light source. Fiberstars believes this has the potential to become a commercial version of EFO in the future.

About Fiberstars

Fiberstars is the world’s leading supplier of fiber optic lighting. Fiberstars products are designed, manufactured and marketed in the commercial lighting, sign and swimming pool and spa markets. Fiber optic lighting provides aesthetic, safety, energy savings and maintenance cost benefits over conventional lighting. Fiberstars has 40 patents on its technologies for fiber optic lighting. Customers include fast food restaurant chains, theme parks and casinos, hotels, retail stores, swimming pool builders, spa manufacturers and many others. Company headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone 510-490-0719. Web site: www.fiberstars.com .

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding benefits and customer expansion plans involving EFO®, the goals and business outlook for 2004 and thereafter, expected revenues, profitability and margins, including the benefits of off shore production, and expected benefits from the alliance and partnership with Gensler and any other alliance or partnership. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect the Company’s future include, but are not limited to, the slowing U.S. and world economy and its effects on Fiberstars’ markets, failure to develop marketable products from new technologies, failure of EFO or other new products to meet performance expectations, unanticipated costs of integrating acquisitions into the Fiberstars operation, delays in manufacturing of products, increased competition, other adverse sales and distribution factors and greater than anticipated costs and/or warranty expenses. For more information about potential factors which could affect Fiberstars financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the period ending March 31, 2004. These forward-looking statements speak only as of the date hereof. Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$2,957	4,254
Accounts receivable trade, net	6,618	5,610
Notes and other accounts receivables	120	143
Inventories, net	7,375	6,618
Prepaids and other current assets	787	246

Total current assets	17,857	16,871
Fixed assets, net	2,548	2,634
Goodwill, net	4,177	4,190
Intangibles, net	228	306
Other assets	108	118

Total assets	$24,918	24,119

LIABILITIES
Current liabilities:
Accounts payable	$2,359	2,205
Accrued expenses	1,928	2,413

Short-term bank borrowings	212	30

Total current liabilities	4,499	4,648

Other long-term liabilities	28	46
Long-term bank debt	450	475

Total liabilities	4,977	5,169

SHAREHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	25,562	24,531
Notes receivable from shareholder	-	(224
Accumulated other comprehensive income	517	428
Accumulated deficit	(6,139)	(5,786

Total shareholders' equity	19,941	18,950

Total liabilities and shareholders' equity	$24,918	$24,119

FIBERSTARS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Net sales	$8,550	$7,574	$14,558	$13,453
Cost of sales	5,033	4,699	8,940	8,532

Gross profit	3,517	2,875	5,618	4,921

Operating expenses:
Research and development	217	202	487	398
Sales and marketing	2,210	1,865	4,187	3,613
General and administrative	645	676	1,268	1,344

Total operating expenses	3,072	2,743	5,942	5,355

Income (loss) from operations	445	132	(324)	(434)

Other income (expense):

Interest and other income (expense), net	(28)	(28)	(22)	(60)

Income (loss) before income tax	417	104	(346)	(494)
Benefit from (provision for) income taxes	(6)	(19)	(7)	(43)

Net income (loss)	$411	$85	$(353)	$(537)

Net income (loss) per share - basic	$0.06	$0.02	$(0.05)	$(0.10)

Shares used in computing net income (loss) per share – basic	7,219	5,244	7,135	5,179

Net income (loss) per share - diluted	$0.05	$0.02	$(0.05)	$(0.10)

Shares used in computing net income (loss) per share - diluted	8,055	5,285	7,135	5,179